EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME		STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1.	ClassroomDirect.com, LLC	Delaware
2.	Childcraft Education, LLC	Delaware
3.	Bird-in-Hand Woodworks, LLC	Delaware
4.	Frey Scientific, LLC	Delaware
5.	Sportime, LLC	Delaware
6.	Sax Arts & Crafts, LLC	Delaware
7.	Premier Agendas, LLC	Delaware
8.	Premier School Agendas, Ltd.	Canada
9.	Select Agendas, Corp.	Canada
10.	Califone International, LLC	Delaware
11.	Delta Education, LLC	Delaware
12.	SSI Guardian, LCC	Delaware